Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FOSSIL, INC.

Fossil, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name under which the Corporation was originally incorporated was Fossil Acquisition Corporation.

2. The date of filing of the original Certificate of Incorporation of the Corporation (the “Original Certificate”) with the Secretary of State of the State of Delaware is December 26, 1991.

3. The date of filing of the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”) with the Secretary of State of the State of Delaware is March 29, 1993.

4. The date of filing of the first Certificate of Amendment of the Amended and Restated Certificate (the “First Amended Certificate”) with the Secretary of State of the State of Delaware is June 21, 1995.

5. The date of filing of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate”) with the Secretary of State of the State of Delaware is June 23, 1998.

6. The date of filing of the first Certificate of Amendment of the Second Amended and Restated Certificate (the “Second Amended Certificate”) with the Secretary of State of the State of Delaware is June 12, 2000.

7. This Third Amended and Restated Certificate of Incorporation of the Corporation (the “Third Amended and Restated Certificate”) was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

8. This Third Amended and Restated Certificate restates, integrates and amends the Original Certificate, Amended and Restated Certificate, First Amended Certificate, Second Amended and Restated Certificate, and Second Amended Certificate to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Fossil, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. The Board of Directors, by resolution, shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions, and qualifications of, the shares of the series, including any preferences, voting power, dividend rights and redemption, sinking fund and conversion rights. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall be as fixed from time to time by the Board of Directors in the resolution or resolutions authorizing the issuance of each series adopted by the Board of Directors.

Except as otherwise required by law, this Certificate of Incorporation or the provisions of any resolutions adopted by the Board of Directors authorizing the issuance of Preferred Stock, each holder of shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held in his name on the books of the Corporation on each matter voted upon by the stockholders. Cumulative voting of shares of Common Stock is expressly prohibited.

ARTICLE V

The business affairs of the Corporation shall be managed by or under the direction of a Board of Directors, except as otherwise provided by law or by this Certificate of Incorporation.

The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

The Board of Directors shall consist of such number of directors that, from time to time, shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws so provide.

Commencing with the 2010 Annual Meeting of Stockholders, the directors shall be elected annually for terms expiring at the next succeeding annual meeting. A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.

In addition to the powers and authority conferred upon the Board of Directors by statute or by this Certificate of Incorporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any bylaws adopted by the stockholders; provided, however, that no bylaws adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize any corporate action which further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation on behalf of the Corporation on May 19, 2010.

FOSSIL, INC.

/s/ Kosta N. Kartsotis
Kosta N. Kartsotis
Director and Chief Executive Officer
Attest:

/s/ Randy S. Hyne
Randy S. Hyne
Vice President, General Counsel and Secretary